Exhibit 99.1

Duke Energy Carolinas

Summary of Proposed Settlement with Office of Regulatory Staff (ORS) and
South Carolina Energy Users Committee (SCEUC)

Major Components of Settlement

•                  $74 million increase in annual base rates (58% of requested $128 million total)

•                  In addition to the base rate increase, there are various riders:

•                  Rider to return demand-side management (DSM) over-collection to customers over three years (no earnings impact)

•                  15 month rider starting 2/1/2010 and ending 4/30/2011 to recover carrying costs associated with coal inventory balance exceeding 40 day supply  (impacts earnings)

•                  Rider to recover actual pension costs in excess of or below the amount included in base rates (impacts earnings)

•                  Nuclear Insurance Reserve Rider starting 2/1/2010 and ending 1/31/2012 to return $13 million annually to SC retail customers ($26 million cumulative)  (no earnings impact)

•                  Other provisions

•                  Base rate increase includes recovery of $5 million per year for a storm reserve with a maximum reserve of $50 million (impacts earnings, since it offsets the base rates amount initially)

•                  Eliminate the negative return on the DSM over-collected balance (impacts earnings)

•                  The proposed settlement agreement also identifies the appropriate compensation to Duke Energy Carolinas for its energy efficiency efforts in South Carolina and proposes a new rider to be added to customer bills

•                  Allowed ROE of 11% with rates based upon 10.7% and common equity of 53%

•                  Duke Energy Carolinas agrees to forgo a general rate case filing in 2010.  Earliest general rate case filing will be in 2011, using a 2010 test year with rates effective no sooner than 1/1/2012

•                  Settlement subject to the approval of the Public Service Commission of South Carolina.  Hearings scheduled to begin on 11/30/2009

•                  If approved, changes to rates are expected to be implemented on 2/1/2010

Rate Increase Impacts on Customer Bills (reflects net impact of base rate and rider changes)

($ in Millions)	2010(3)	2011	2012
Base Rates	$74	$74	$74
Return DSM Over-collection (no earnings impact)	(44)	(44)	(44)
Estimated Carrying Charges on Coal Inventory (estimated amounts)	3	1
Pension Cost Rider (estimated amounts)(1)	4	4	4
Return of Insurance Distributions (no earnings impact)	(13)	(13)
Cumulative Net Increase ($)	24	22	34
Cumulative Net Increase (%)	1.7%	1.5%	2.4	%(2)

(1)    Pension costs will vary from year to year based on various factors including market performance, fund contributions and actuarial assumptions. The Pension Cost Rider amount in 2010 is estimated to be $4 million. Subsequent years could be different.

(2)    Does not include any potential rate increases from general rate case proceedings that may take place in 2012.

(3)    Annualized amounts.  If rates are effective 2/1/2010, 2010 impact will be approximately 11/12th of these amounts.

Note: Amounts above exclude any amounts recovered under Duke Energy Carolina’s energy efficiency plan (save-a-watt program)